Exhibit 99.1

PAVmed Announces Filing of Exchange Offer Registration Statement with the SEC

Exchange Structured to Reward Current Security Holders and Incentivize Long-term Ownership by Both Existing and New Investors

NEW YORK (April 10, 2017) — PAVmed Inc. (Nasdaq: PAVM, PAVMW), a highly differentiated, multi-product medical device company, today announced that it filed a registration statement on Form S-4 with the Securities and Exchange Commission relating to the Company’s previously announced intention to effectuate a registered exchange offer (the “Exchange”) whereby PAVmed’s Common Stock will become exchangeable for units (the “New Units”).

Pursuant to the Exchange, each New Unit will be comprised of one share of Common Stock, identical to the currently outstanding Common Stock, and one newly-issued warrant (the “New Unit Warrant”). Each holder of Common Stock will be entitled to receive one New Unit for each share of Common Stock tendered. The Exchange will be available to all holders of the Company’s outstanding Common Stock. Holders of Common Stock may tender all, some, or none of their Common Stock. Any shares of Common Stock which are not tendered shall remain outstanding and unmodified.

The Exchange is being structured to reward current holders of our securities and to provide incentives for long-term ownership of our securities by both existing and new investors. There will be no cash or other consideration required to participate in the Exchange.

Each New Unit Warrant is exercisable for one share of Common Stock at an exercise price of $6.00 per share. The New Unit Warrants are exercisable, subject to certain approvals required to satisfy Nasdaq regulations, any time after October 31, 2018 through April 30, 2024. At any time after April 30, 2019, the Company may, at its option, redeem all of the New Unit Warrants if the Common Stock trades at or above $18.00 per share, subject to certain other conditions.

The securities contained within the New Units shall become separately tradeable after one year from the closing of the Exchange. The Company may allow for separate trading of the securities contained within the New Units at an earlier date in its sole discretion.

The Company also announced today that it filed an information statement with the Securities and Exchange Commission relating to an approval process required to satisfy a Nasdaq rule in connection with the Company’s previously announced private placement. The Company further announced today that it filed an amendment to its annual report to include certain additional information.

Important Notice

This press release is issued pursuant to Rule 135 of the Securities Act, is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the Company's securities. The offer to exchange will be made only pursuant to a Registration Statement on Form S-4, a Tender Offer Statement on Schedule TO, which will be filed with the Securities and Exchange Commission, and an Offer Letter that will be mailed to holders of Common Stock eligible to be tendered in the Exchange. All of these documents will be available at no charge at the Securities and Exchange Commission's website at www.sec.gov. Holders of securities eligible to be tendered in the Exchange should read those materials and the documents incorporated therein by reference carefully because they will contain important information, including the various terms of, and conditions to, the Exchange.

About PAVmed Inc.

PAVmed Inc. (Nasdaq: PAVM, PAVMW) is a highly differentiated, multi-product medical device company employing a unique business model designed to advance products from concept to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding multi-product pipeline strategy with a view to enhancing and accelerating value creation. PAVmed’s diversified pipeline of products address unmet clinical needs, have attractive regulatory pathways and market opportunities and encompass a broad spectrum of clinical areas including carpal tunnel syndrome (CarpX™), medical infusions (NextFlo™ and NextCath™), interventional radiology (PortIO™ and NextCath), tissue ablation and cardiovascular intervention (Caldus™) and pediatric ear infections (DisappEAR™). For further information, please visit www.pavmed.com.

Safe Harbor Statement

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, the uncertainties inherent in research and development, including the cost and time required advance our products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from our pre-clinical studies; whether and when our products are cleared by regulatory authorities; market acceptance of our products once cleared and commercialized; our ability to raise additional funding and other competitive developments; and whether the closing conditions for the exchange offer will be satisfied or waived. PAVmed has not yet received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA, “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by us after our most recent Annual Report. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

# # #

Contact

Investors

LHA

Kim Sutton Golodetz, 212-838-3777

kgolodetz@lhai.com

or

Media

RooneyPartners

Kate Barrette, 212-223-0561

kbarrette@rooneyco.com